Exhibit 99

March 29, 1996

Mr. Kevin Twomey
Vice President and Controller
Fleming Companies, Inc.
P. O. Box 26647
Oklahoma City, Oklahoma 73126


Dear Mr. Twomey:

Fleming Companies, Inc. is in the process of evaluating potentially significant developments occurring subsequent to the year ended December 30, 1995 related to a pending litigation matter. Therefore, we are unable to furnish our independent auditors' report covering the consolidated financial statements and financial statement schedule for the year ended December 30, 1995 for the filing of Form 10-K. We expect to issue our report, filed as part of the annual report on Form 10-K, by April 15, 1996.

Yours truly,

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP